Exhibit 10.12

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CONCRETE PIPE & PRECAST, LLC

DATED AS OF

August 3, 2012

THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO UNITS MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE UNITS. UNITS ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF ARTICLE 9 OF THIS AGREEMENT ARE SATISFIED.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	9

ARTICLE 2	ORGANIZATION	9
2.1	Formation	9
2.2	Name	9
2.3	Principal Office	10
2.4	Registered Office; Registered Agent	10
2.5	Purpose; Powers	10
2.6	Term	10
2.7	No State-Law Partnership	10
2.8	Foreign Qualification	11
2.9	Subsidiaries	11

ARTICLE 3	UNITS	11
3.1	Units Generally	11
3.2	Certification of Units	11
3.3	Common Units	12
3.4	Preferred Units	12

ARTICLE 4	MEMBERS	13
4.1	Representations and Warranties of Members	13
4.2	No Personal Liability	13
4.3	No Withdrawal	13
4.4	Voting	14
4.5	Meetings	14
4.6	Quorum	14
4.7	Action Without Meeting	15
4.8	Power of Members	15
4.9	No Interest in Company Property	15

ARTICLE 5	CAPITAL CONTRIBUTIONS	15
5.1	Initial Capital Contributions	15
5.2	Additional Capital Contributions	15

ARTICLE 6	ALLOCATIONS	16
6.1	Allocation of Net Income and Net Loss	16
6.2	Regulatory and Special Allocations	16
6.3	Tax Allocations	17
6.4	Allocations in Respect of Transferred Units	18
6.5	Curative Allocations	18

ARTICLE 7	DISTRIBUTIONS	19
7.1	Initial Distribution to Americast	19

i

7.2	Tax Distributions	19
7.3	Distributions to Preferred Units Holder	19
7.4	Additional Distributions	19
7.5	Limitation on Distributions	20
7.6	Tax Withholding; Withholding Advances	20

ARTICLE 8	MANAGEMENT	21
8.1	Establishment of the Board	21
8.2	Board Composition; Vacancies	21
8.3	Removal; Resignation	22
8.4	Meetings	22
8.5	Quorum; Manner of Acting	23
8.6	Action By Written Consent	23
8.7	Compensation; No Employment	23
8.8	Officers	23
8.9	Business Plan and Fundamental Actions	24
8.10	Special Power to Enforce, or to Act with Respect to, Agreements with Members	27
8.11	No Personal Liability	27

ARTICLE 9	TRANSFER	28
9.1	General Restrictions on Transfer	28
9.2	Permitted Transfers	28
9.3	Right of First Refusal	29
9.4	Transfers Generally	31
9.5	Rights and Obligations of Transferees and Transferors	31

ARTICLE 10	COVENANTS	32
10.1	Confidentiality	32
10.2	Non-Competition Agreement	33
10.3	Other Business Activities	33
10.4	Company Financing	34

ARTICLE 11	ACCOUNTING; TAX MATTERS	34
11.1	Financial Statements	34
11.2	Inspection Rights	35
11.3	Tax Matters Member	35
11.4	Tax Returns	36
11.5	Company Funds	36

ARTICLE 12	DISSOLUTION AND LIQUIDATION	37
12.1	Events of Dissolution	37
12.2	Effectiveness of Dissolution	37
12.3	Liquidation	37
12.4	Cancellation of Certificate	38
12.5	Survival of Rights, Duties and Obligations	38
12.6	Recourse for Claims	38

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ARTICLE 13	STANDARD OF CARE, EXCULPATION AND INDEMNIFICATION	39
13.1	Standard of Care; Liabilities and Exculpation of Covered Persons	39
13.2	Indemnification	40
13.3	Survival	42

ARTICLE 14	MISCELLANEOUS	42
14.1	Expenses	42
14.2	Further Assurances	42
14.3	Notices	42
14.4	Headings	43
14.5	Severability	44
14.6	Successors and Assigns	44
14.7	No Third-party Beneficiaries	44
14.8	Amendment	44
14.9	Waiver	44
14.10	Governing Law	44
14.11	Deadlock; Buy-Sell	45
14.12	Submission to Jurisdiction	46
14.13	Waiver of Jury Trial	46
14.14	Equitable Remedies	46
14.15	Attorneys’ Fees	46
14.16	Remedies Cumulative	47
14.17	Counterparts	47

Schedule A	Members’ Schedule

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CONCRETE PIPE & PRECAST, LLC

This Amended and Restated Limited Liability Company Agreement of Concrete Pipe & Precast, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 3, 2012 (the “Effective Date”), by and among the Company and the Members executing this Agreement as of the Effective Date.

The Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on May 16, 2012 (the “Certificate of Formation”).

The Members have previously entered into the Joint Venture Formation Agreement, pursuant to which they agreed on the terms under which they will acquire their respective Units in the Company.

This Agreement amends, restates, supersedes and replaces in its entirety the Operating Agreement of the Company dated as of May 16, 2012 (the “Original LLC Agreement”), which prior agreement is of no further force or effect as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article 1.

1.1.1 “Additional Distributions” has the meaning set forth in § 7.4.1.

1.1.2 “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

1.1.3 “Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

1.1.4 “Americast” means Americast, Inc., a Virginia corporation.

1.1.5 “Americast Managers” has the meaning set forth in § 8.2.1.1.

1.1.6 “Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

1.1.7 “Applicable ROFR Rightholder” has the meaning set forth in § 9.3.1.1.

1.1.8 “Approved Annual Budget” has the meaning set forth in § 8.9.1.

1.1.9 “Bank Debt” means the indebtedness of the Company to Bank of America, N.A., or its successor, pursuant to that certain Revolving Credit Agreement dated as of August 3, 2012.

1.1.10 “Bank Debt Refinancing” has the meaning set forth in § 10.4.

1.1.11 “Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of ninety (90) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

1.1.12 “Board” has the meaning set forth in § 8.1.

1.1.13 “Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined in accordance with GAAP. With respect to the assets contributed by each Member as part of their initial Capital Contribution, Book Depreciation shall be applied on the same schedule as it was applied to such assets prior to the initial Capital Contribution using the remaining life of the asset prior to such contribution. With respect to assets acquired by the Company subsequent to its initial formation, Book Depreciation shall be applied on the basis of the estimated useful lives of such assets in accordance with GAAP.

1.1.14 “Book Value” means, with respect to any Company asset, the adjusted book basis of such asset in accordance with GAAP. More specifically and in addition:

1.1.14.1 the initial Book Value of any Company asset contributed by a Member to the Company pursuant to § 5.1 shall be the net book value of such Company asset as of the date of such contribution as reflected on the books of the contributing Member, reflecting both the original cost of such asset and the accumulated depreciation related thereto; and

1.1.14.2 immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution.

1.1.15 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required to close.

1.1.16 “Business Plan” has the meaning set forth in § 8.9.1.

1.1.17 “Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member less debt assumed if any.

1.1.18 “CEO” has the meaning set forth in § 8.8.1.

1.1.19 “Certificate of Formation” has the meaning set forth in the recitals above.

1.1.20 “CFO” has the meaning set forth in § 8.8.1.

1.1.21 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.22 “Common Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.

1.1.23 “Company” has the meaning set forth in the preface above.

1.1.24 “Company Covered Person” has the meaning set forth in § 13.1.1.

1.1.25 “Company Interest Rate” has the meaning set forth in § 7.6.3.

1.1.26 “Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

1.1.27 “Company Opportunity” has the meaning set forth in § 10.3.

1.1.28 “Company Subsidiary” means a Subsidiary of the Company.

1.1.29 “Confidential Information” has the meaning set forth in § 10.1.1.

1.1.30 “Covered Person” has the meaning set forth in § 13.1.1.

1.1.31 “Deadlock” has the meaning set forth in § 14.11.1.1.

1.1.32 “Deadlock Notice” has the meaning set forth in § 14.11.1.1.

1.1.33 “Deadlock Resolution Issue” means any of the following matters (a) adopting or amending the Company’s Business Plan; (b) making a capital call or request for additional contributions to the Company by the Members; (c) entering into a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Company or any similar transaction; (d) acquiring an interest in, or the assets of, any other Person in excess of $1,000,000.00; (e) any litigation or arbitration proceeding involving the Company and an uninsured potential liability in excess of $500,000.00; (f) retention or replacement of the CEO or the CFO; (g) amending this Agreement to revise § 8.9.2 or § 8.9.3; (h) terminating for convenience or not renewing the Management Services Agreement; (i) incurring any indebtedness in excess of $1,000,000.00; or (j) any other matter that without resolution would materially impair the ability of the Company to operate the JV Business.

1.1.34 “Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq., and any successor statute, as it may be amended from time to time.

1.1.35 “Disability,” with respect to any Manager or Officer, means such individual’s incapacity due to physical or mental illness that: (a) shall have prevented such individual from performing his or her duties for the Company or any of the Company Subsidiaries on a full-time basis for more than ninety (90) or more consecutive days or an aggregate of one hundred eighty (180) days in any three hundred sixty-five (365) day period; or (b)(i) the Board determines, in compliance with Applicable Law, is likely to prevent such individual from performing such duties for such period of time and (ii) thirty (30) days have elapsed since delivery to such individual of the determination of the Board and such individual has not resumed such performance.

1.1.36 “Distributable Cash” means net income of the Company before income taxes determined on an accrual basis for any period, plus depreciation and amortization for the same period, less the amount of any Distributions for taxes to be made to the Members with respect to such period under § 7.2, and less reasonable reserves for (i) principal and interest payments on any indebtedness of the Company and all other sums paid to lenders, and (ii) capital expenditures to the extent specifically included in the Business Plan then in effect, all as determined by the Board in good faith.

1.1.37 “Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units. “Distribute” when used as a verb and “Distributive” when used as an adjective shall have correlative meanings.

1.1.38 “Economic Interest” means a Member’s right to share in the profits, and to receive Distributions from, the Company, but does not include any other right of a Member, including the right to vote on or consent to matters or designate Managers.

1.1.39 “Effective Date” has the meaning set forth in the preface above.

1.1.40 “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

1.1.41 “Estimated Tax Amount” of a Member for a fiscal quarter means the estimated tax for such quarter of the Member, who after accounting for tax allocations pursuant to § 6.3, will be allocated the highest level of the Company’s taxable income, as estimated in good faith from time to time by the Board. That is, notwithstanding different amounts of taxable income allocated to Members as a result of special allocations of income and/or expenses, the Estimated Tax Amount for each Member will be the same, including in the same proportions, for purposes of Distributions for tax purposes pursuant to § 7.2. In making such estimate, the Board shall make such adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the applicable Fiscal Year and the income allocation and the application of the highest marginal federal and state income tax percentages of the Member with the most taxable income of the Company allocated to it per Unit.

1.1.42 “Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

1.1.43 “Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

1.1.44 “GAAP” means United States generally accepted accounting principles in effect from time to time.

1.1.45 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

1.1.46 “Hanson” means Hanson Pipe & Precast LLC, a Delaware limited liability company.

1.1.47 “Hanson Managers” has the meaning set forth in § 8.2.1.2.

1.1.48 “Indemnified Person” has the meaning set forth in § 13.2.2.

1.1.49 “Initiating Member” has the meaning set forth in § 14.11.2.1.

1.1.50 “Joint Option Period” has the meaning set forth in § 9.3.4.2.

1.1.51 “Joint Venture Formation Agreement” means that certain Joint Venture Formation Agreement by and between Americast and Hanson dated as of July 20, 2012, and joined by the Company pursuant to that certain Joinder to Joint Venture Formation Agreement executed by the Company dated as of the Effective Date.

1.1.52 “JV Business” means the marketing, sale, manufacture and distribution of gravity concrete pipe and precast products.

1.1.53 “Liquidator” has the meaning set forth in § 12.3.1.

1.1.54 “Losses” has the meaning set forth in § 13.2.1.

1.1.55 “Management Services Agreement” means that certain Management Services Agreement between the Company and Eagle Corporation dated as of the Effective Date.

1.1.56 “Manager” has the meaning set forth in § 8.1.

1.1.57 “Member” means (a) each of Americast and Hanson; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

1.1.58 “Member Non-Competition Agreement” has the meaning set forth in § 10.2.

1.1.59 “Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

1.1.60 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

1.1.61 “Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

1.1.62 “Members’ Schedule” has the meaning set forth in § 3.1.2.

1.1.63 “Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. A Member’s Membership Interest as represented by Common Units may be expressed as the percentage equal to the number of Common Units held by such Member in proportion to the total issued and outstanding Common Units.

1.1.64 “Misallocated Item” has the meaning set forth in § 6.5.

1.1.65 “Name” has the meaning set forth in § 2.2.2.

1.1.66 “Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s book income or book loss, or particular items thereof, determined in accordance with GAAP.

1.1.67 “Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

1.1.68 “Offered Units” has the meaning set forth in § 9.3.1.2.

1.1.69 “Offeree” has the meaning set forth in § 14.11.2.1.

1.1.70 “Offering Member” has the meaning set forth in § 9.3.1.2.

1.1.71 “Offering Member Notice” has the meaning set forth in § 9.3.3.1.

1.1.72 “Offering Notice” has the meaning set forth in § 14.11.2.1.

1.1.73 “Officers” has the meaning set forth in § 8.8.1.

1.1.74 “Original LLC Agreement” has the meaning set forth in the recitals above.

1.1.75 “Other Business” has the meaning set forth in § 10.3.

1.1.76 “Parties” means collectively, the Members and, when joined by the Company, includes the Company; “Party” means any of such Parties.

1.1.77 “Permitted Transfer” means a Transfer of Units pursuant to § 9.2.

1.1.78 “Permitted Transferee” means a recipient of a Permitted Transfer.

1.1.79 “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.1.80 “Preferred Return” has the meaning set forth in § 3.4.2.

1.1.81 “Preferred Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Preferred Units” in this Agreement, including in §§ 3.4 and 7.3.

1.1.82 “Redemption Date” means the earlier of (i) the effective date of the Bank Debt Refinancing, or (ii) May 31, 2015.

1.1.83 “Redemption Value” of each Preferred Unit as of any particular date will be equal to $100,000, plus the amount of any and all accumulated and unpaid Preferred Return on each such Preferred Unit added to the Redemption Value pursuant to § 3.4.2, less the amount of any Distribution exceeding the then-accrued amount of the Preferred Return made pursuant to § 7.3.

1.1.84 “Regulatory Allocations” has the meaning set forth in § 6.2.3.

1.1.85 “Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

1.1.86 “ROFR Exercise Notice” has the meaning set forth in § 9.3.4.2.

1.1.87 “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

1.1.88 “Shortfall Loan” has the meaning set forth in § 5.2.3.

1.1.89 “Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

1.1.90 “Substitute Member” means any Transferee that has been admitted as a Member of the Company pursuant to § 9.4.2.

1.1.91 “Tax Matters Member” has the meaning set forth in § 11.3.1.

1.1.92 “Taxing Authority” has the meaning set forth in § 7.6.2.

1.1.93 “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

1.1.94 “Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

1.1.95 “Unallocated Item” has the meaning set forth in § 6.5.

1.1.96 “Unit” means a unit representing a fractional part of the Membership Interests of the Members.

1.1.97 “Withholding Advances” has the meaning set forth in § 7.6.2.

1.2 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (a) to Articles and Sections mean the Articles and Sections of this Agreement; or (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

ARTICLE 2

ORGANIZATION

2.1 Formation.

2.1.1 The Company was formed on May 16, 2012, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

2.1.2 As of the Effective Date, this Agreement shall amend and restate the Original LLC Agreement, which shall have no further force or effect as of the Effective Date, and shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.2 Name.

2.2.1 The name of the Company is and shall be “Concrete Pipe & Precast, LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Board shall give prompt notice to each of the Members of any change to the name of the Company.

2.2.2 For the purpose of this § 2.2 and the transactions contemplated hereunder the reference to the term “Name” shall include any trade name, goodwill and Intellectual Property associated with the then current trade name and Name and the Company or either Party acquiring all or substantially all of the assets shall be entitled to the Name, it being the intent that this § 2.2 shall be applicable to transactions contemplated under § 9.3; provided, however the rights to the use the Name under this § 2.2 shall not include the right to use a name containing the word “Americast” or “Hanson” without the written consent of Hanson or Americast, as the case may be.

2.3 Principal Office. The principal office of the Company shall be located at 11352 Virginia Precast Road, Ashland, Virginia 23005, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

2.4 Registered Office; Registered Agent.

2.4.1 The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

2.4.2 The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

2.5 Purpose; Powers.

2.5.1 The purpose of the Company is to engage in the JV Business together with any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

2.5.2 The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

2.6 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

2.7 No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this § 2.7.

2.8 Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Board, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. At the request of the Board or any Officer, each Member shall execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.9 Subsidiaries. The Company may from time to time, to the extent the Board determines appropriate in its discretion, cause the formation of one or more wholly-owned Subsidiaries of the Company and, subject to § 8.9, cause any such Subsidiary to enter into such agreements as the Board deems appropriate in its discretion.

ARTICLE 3

UNITS

3.1 Units Generally.

3.1.1 Pursuant to and in accordance with the provisions of 6 Del. Code Section 8-103(c), all Membership Interests of the Company shall be considered and treated as “securities” (within the meaning of 6 Del. Code Section 8-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code.

3.1.2 The Membership Interests of the Members shall be represented by issued and outstanding Units, which shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement. The Board shall maintain a schedule of all Members, their respective mailing addresses and the amount of Units held by them (the “Members’ Schedule”), and shall update the Members’ Schedule upon the issuance or Transfer of any Units to any new or existing Member. Any reference to the Members’ Schedule shall be deemed to refer to such schedule as so updated and in effect from time to time.

3.2 Certification of Units.

3.2.1 The Board shall issue certificates to the Members representing the Units held by such Member. Common Units and Preferred Units shall be represented by separate certificates.

3.2.2 Certificates representing Common Units and Preferred Units shall be in such forms as are approved by the Board. In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND ITS MEMBERS, A COPY

OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

3.3 Common Units. Holders of Common Units shall have the voting rights and rights to receive Distributions with respect to such Units as set forth in Articles 4 and 7, respectively.

3.4 Preferred Units.

3.4.1 The holder of Preferred Units shall have no separate voting rights with respect to such Units.

3.4.2 A preferential return amount (the “Preferred Return”) shall accrue on the Preferred Units on a daily basis at a rate equal to the interest rate accruing on the term loan facility included in the Bank Debt, as adjusted from time to time, on the Redemption Value thereof from and including the Effective Date and including the date on which the Redemption Value (plus the amount of any accrued and unpaid Preferred Return with respect thereto) of such Preferred Unit is paid in full. The Preferred Return shall be Distributed as provided in § 7.3, but shall accrue whether or not there are funds of the Company legally available for the payment of Distributions. If at any time, the Company Distributes less than the total amount of the Preferred Return then accrued but unpaid with respect to Preferred Units, the aggregate amount of the Preferred Return remaining unpaid thereafter shall be accumulated and added to the Redemption Value thereof.

3.4.3 From and after the Redemption Date, the holder of Preferred Units shall be entitled, at its option, exercisable upon written notice to the Company, to be paid an amount in cash equal to the aggregate Redemption Value (plus the amount of the accrued and unpaid Preferred Return with respect thereto which has not previously been added to the Redemption Value pursuant to § 3.4.2) of all such Preferred Units then outstanding.

3.4.4 Upon payment of the Redemption Value in full with respect to a Preferred Unit, such Unit shall be canceled and the holder thereof will not be entitled to any further payment with respect thereto. Following such redemption, the holder of such redeemed Preferred Unit shall present the certificate representing its Preferred Units to the Company, and the Company shall cancel such certificate and issue a new certificate to such holder representing the balance of the Preferred Units then outstanding.

ARTICLE 4

MEMBERS

4.1 Representations and Warranties of Members. By execution and delivery of this Agreement each of the Members, as of the Effective Date, acknowledges that the Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with, and each Member further represents and warrants to the Company that:

4.1.1 Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act;

4.1.2 Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

4.1.3 Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company for such purpose;

4.1.4 Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto; and

4.1.5 Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in the Joint Venture Formation Agreement (or any bill of sale, assignment or similar agreement relating thereto).

4.2 No Personal Liability. Except as otherwise provided in the Delaware Act or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or the other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

4.3 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

4.4 Voting. Except as otherwise provided by this Agreement or as otherwise required by the Delaware Act or Applicable Law, each Member shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement.

4.5 Meetings.

4.5.1 Calling the Meeting. Meetings of the Members may be called by the Board or by any Member.

4.5.2 Notice. Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than five (5) days and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Board or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place or by telephone as the Board or the Member(s) calling the meeting may designate in the notice for such meeting.

4.5.3 Participation. Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

4.5.4 Vote by Proxy. On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

4.5.5 Conduct of Business. The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by Members; provided, that the Members shall have been notified of the meeting in accordance with § 4.5.2. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.6 Quorum. A quorum of any meeting of the Members shall require the presence of the Members holding a majority of the Common Units held by all Members. Subject to § 4.7, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to § 4.7, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the Common Units held by all Members.

4.7 Action Without Meeting. Notwithstanding the provisions of § 4.5, any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a majority of the Common Units held by all Members. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

4.8 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act; provided, however, that except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

4.9 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE 5

CAPITAL CONTRIBUTIONS

5.1 Initial Capital Contributions. Contemporaneously with the execution of this Agreement and as set forth in the Joint Venture Formation Agreement, each of Americast and Hanson has made the Capital Contribution and has been issued the number of Units, in each case, in the amounts set forth opposite such Member’s name on the Members’ Schedule as in effect on the Effective Date.

5.2 Additional Capital Contributions.

5.2.1 Absent Board approval pursuant to § 8.9.2, no Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board in compliance with § 8.9.2, and, if such consent is obtained, such Member shall be obligated to make such additional Capital Contributions.

5.2.2 No Member shall be required to lend any funds to the Company and no Member shall have any liability for the payment or repayment of any Capital Contribution by or to any other Member.

5.2.3 In the event the Company is in default under the terms of any financing arrangement now or hereafter in place, which is secured by liens on a substantial portion of the assets of the Company, and the Board is unable to agree on a method to cure such default, either Member may loan to the Company such amount necessary to cure any such default in order to protect the assets of the Company from foreclosure (a “Shortfall Loan”), in which case, the Company will be liable to such Member for the amount of such Shortfall Loan, plus all expenses incurred by the Member in closing the Shortfall Loan, including reasonable attorneys’ fees, and such Shortfall Loan shall bear interest at the greater of (i) interest at the “prime,” “reference” or

“base” rate of interest for commercial loans as announced by JPMorgan Chase Bank, N.A., or its successor, on the first Business Day following the date upon which the event occurs requiring reference to such rate and adjusted thereafter on the first day of each calendar year or, if less, the maximum rate permitted by Applicable Law or (ii) the rate of interest being paid by the Member in borrowing the funds used to fund the Shortfall Loan. The Shortfall Loan shall payable on demand, and until paid, any Distributions otherwise due from the Company to the Members will be applied to pay the Shortfall Loan. The provisions of this § 5.2.3 are solely for the benefit of the Members and shall not inure to the benefit of any third party, including any creditor of the Company.

ARTICLE 6

ALLOCATIONS

6.1 Allocation of Net Income and Net Loss.

6.1.1 For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members (i) first, to the holder of the Preferred Units in an amount equal to the total amount Distributed pursuant to clause (i) of the second sentence of § 7.3 to the extent not previously allocated pursuant to this § 6.1.1, and (ii) second, to the Members pro rata in proportion to their holdings of Common Units, except as noted below:

6.1.1.1 Notwithstanding the above, Book Depreciation and gains or losses related to assets contributed as part of each Member’s initial Capital Contribution on the Effective Date shall be allocated to the Member who originally contributed such assets.

6.1.1.2 Book Depreciation and gains or losses related to assets subsequently acquired by the Company shall be allocated among the Members pro rata in proportion to their holdings of Common Units.

6.1.1.3 All other items of income, gain, loss or deduction from Company operations shall be allocated among the Members pro rata in proportion to their holdings of Common Units.

6.2 Regulatory and Special Allocations. Notwithstanding the provisions of § 6.1:

6.2.1 If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This § 6.2.1 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2 Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this Section shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This § 6.2.2 is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3 The allocations set forth in §§ 6.2.1 and 6.2.2 above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article 6 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

6.2.4 Other Allocation Rules.

6.2.4.1 Net Income, Net Loss, and other items shall be allocated to the Members pursuant to this Section 6.2 as of the last day of each taxable year and at such times as the Book Values of Company assets are adjusted pursuant to § 1.1.14.2.

6.2.4.2 If during any taxable year any Member’s percentage ownership of outstanding Common Units changes, each Member’s share of Net Income, Net Loss, and other items for such taxable year shall be determined according to their varying interests and Code Section 706(d), using any conventions permitted by law and selected by the Board.

6.2.4.3 For purposes of determining a Member’s share of Company “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ shares of Company profits shall be deemed to be in proportion to their pro rata ownership of all Common Units issued by the Company.

6.2.4.4 To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Board may treat any distribution of the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt (that would otherwise be allocable to an increase in Company Minimum Gain) as a distribution that is not allocable to an increase in Company Minimum Gain.

6.3 Tax Allocations.

6.3.1 Subject to §§ 6.3.2, 6.3.3 and 6.3.4, all income, gains, losses and deductions for federal, state and local income tax purposes, shall be allocated among the Members in accordance with the allocation of such book income, gains, losses and deductions among the Members pursuant to §§ 6.1 and 6.2, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein.

6.3.2 In accordance with Code Section 704(c) and the related Treasury Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. If the Book Value of any Company asset is adjusted pursuant to § 1.1.14.2, subsequent allocations of income, gain, loss, and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations pursuant to this § 6.3 shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

6.3.3 Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

6.3.4 Allocations pursuant to this § 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

6.4 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article 9, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

6.5 Curative Allocations. In the event that the Tax Matters Member determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this Article 6 (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ Economic Interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such Economic Interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

ARTICLE 7

DISTRIBUTIONS

7.1 Initial Distribution to Americast. On the Effective Date, the Company shall Distribute to Americast, cash in an amount equal to $15,000,000, which shall be used to pay down certain existing indebtedness of Americast, and its parent Eagle Corporation, as provided in the Joint Venture Formation Agreement.

7.2 Tax Distributions. Subject to any restrictions in the Company’s financing arrangements, if any, at least five (5) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, (i.e., December 15th, March 15th, June 15th and September 15th), the Company shall use commercially reasonable efforts to Distribute cash to each Member in an amount equal to its Estimated Tax Amount.

7.3 Distributions to Preferred Units Holder. The Company shall Distribute to the holder of Preferred Units within ten (10) Business Days following the end of each fiscal quarter of the Company, cash in an amount equal to the Distributable Cash of the Company as of the last day of such fiscal quarter of the Company. Such Distributions shall be applied against (i) the accrued, unpaid amount of the Preferred Return on the Preferred Units under § 3.4.2, and, (ii) to the extent any such Distribution exceeds the amount of such accrued, unpaid Preferred Return, the Redemption Value of the Preferred Units.

7.4 Additional Distributions.

7.4.1 After providing for the Distributions required pursuant to §§ 7.1, 7.2 and 7.3, as applicable, the Board shall have sole discretion regarding the amounts and timing of all other Distributions to Members (“Additional Distributions”), including to decide to forego payment of Additional Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

7.4.2 Subject to the priority of Distributions pursuant to § 5.2.3, if applicable, all Additional Distributions shall be made to the Members pro rata in proportion to their holdings of Common Units.

7.4.3 Notwithstanding any provision to the contrary contained in this Agreement, so long as any Preferred Units remain outstanding, the Company shall not pay any Additional Distributions to Members.

7.4.4 Distributions in Kind.

7.4.4.1 Additional Distributions may be made to the Members in the form of securities or other property held by the Company, as determined in the Board’s sole discretion. In any non-cash Additional Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to § 7.4.2.

7.4.5 Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

7.5 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

7.6 Tax Withholding; Withholding Advances.

7.6.1 Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

7.6.1.1 an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

7.6.1.2 any certificate that the Board may reasonably request with respect to any such laws; and/or

7.6.1.3 any other form or instrument reasonably requested by the Board relating to such Member’s status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in § 7.6.1.1, the Board may withhold amounts from such Member in accordance with § 7.6.2.

7.6.2 Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this § 7.6.2 shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement.

7.6.3 Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

7.6.3.1 be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution); or

7.6.3.2 with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

7.6.4 Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Member from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this § 7.6.4 and the obligations of a Member pursuant to § 7.6.3 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under § 7.6, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

7.6.5 Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

ARTICLE 8

MANAGEMENT

8.1 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of § 8.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement and those matters requiring approval of the Members hereunder.

8.2 Board Composition; Vacancies.

8.2.1 The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4). The Board shall be comprised as follows:

8.2.1.1 two (2) individuals designated by Americast (the “Americast Managers”), who shall initially be William L. Glusac and David T. Paulson; and

8.2.1.2 two (2) individuals designated by Hanson (the “Hanson Managers”), who shall initially be Thomas D. Capelli and Robert C. Christensen.

8.2.2 In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Manager, then the Member designating such Manager shall have the right to designate an individual to fill such vacancy and the Company and each other Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board. In the event that the Member with the right to designate a replacement Manager to fill a vacancy on the Board shall fail to designate in writing a representative to fill such vacant Manager position, and such failure shall continue for more than thirty (30) days after notice from the Company to such Member with respect to such failure, then the vacant position shall be filled by an individual designated by the remaining Manager(s) appointed by such Member then in office; provided, that such individual shall be removed from such position if the Member with the right to designate an individual to fill such vacancy shall so direct and simultaneously designates a new Manager.

8.3 Removal; Resignation.

8.3.1 A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Member designating such individual to serve on the Board.

8.3.2 A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

8.4 Meetings.

8.4.1 Generally. The Board shall meet at such time and at such place as the Board may designate not less often than quarterly. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least twenty-four (24) hours prior to each such meeting, or upon such shorter notice as may be approved by all the Managers.

8.4.2 Special Meetings. Special meetings of the Board shall be held on the call of any two (2) Managers upon at least five (5) days’ written notice (if the meeting is to be held in person) or one day’s written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers.

8.4.3 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

8.5 Quorum; Manner of Acting.

8.5.1 Quorum. Attendance of at least one Americast Manager and one Hanson Manager shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

8.5.2 Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

8.5.3 Binding Act. With respect to any matter before the Board, the unanimous act of the Managers constituting a quorum at such meeting shall be the act of the Board.

8.6 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if a written consent of at least one Americast Manager and one Hanson Manager shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one day before such action is taken, or upon such shorter notice as may be approved by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

8.7 Compensation; No Employment.

8.7.1 Each Manager shall be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this § 8.7 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

8.7.2 This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

8.8 Officers.

8.8.1 The Board shall appoint a President and Chief Executive Officer (a “CEO”) and a Chief Financial Officer (the “CFO”), and the Board may appoint individuals as officers of the Company (the CEO, CFO and the other officers collectively, the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two (2) or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, Disability, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, Disability, resignation, removal or otherwise, may, but need not, be filled by the Board.

8.8.2 William J. Tichacek, Jr. (pursuant to, and for the compensation set forth, in the Initial Business Plan or otherwise as agreed upon by the Board) shall serve as the initial CEO of the Company until such time as his death, Disability, resignation or removal by the Board. Upon the death, Disability, resignation or removal of William J. Tichacek, Jr., or any subsequent CEO, Americast shall have the right to recommend any successor CEO, subject to approval by the Board as set forth herein.

8.8.3 Lester S. Walker, Jr. (pursuant to, and for the compensation set forth, in the Initial Business Plan or otherwise a agreed upon by the Board) shall serve as the initial CFO of the Company until such time as his or her death, Disability, resignation or removal by the Board. Upon the death, Disability, resignation or removal of Lester S. Walker, Jr., or any subsequent CFO, Hanson shall have the right to recommend any successor CFO, subject to approval by the Board as set forth herein.

8.9 Business Plan and Fundamental Actions.

8.9.1 Subject to the provisions of this Agreement, the Company’s operations shall be conducted generally in accordance with the annual strategic operating targets, integration and business plan of the Company (the “Business Plan”). The initial Business Plan has been approved by the Members as of the Effective Date as provided in the Joint Venture Formation Agreement. Subsequent Business Plans shall be prepared from time to time by the CEO and CFO of the Company and reviewed and re-established by approval of the Board from time to time, but not less frequently than annually. Each Business Plan shall include (i) a twelve (12) month detailed budget for the Company’s upcoming Fiscal Year, including sales quantities, revenues, costs, expenses, capital expenditures, and all other sources and uses of cash relating to the Company’s activities (the “Approved Annual Budget”), (ii) changes in key personnel, (iii) compensation of the CEO and CFO of the Company if not otherwise established by the Board, (iv) plant closures, (v) strategic issues, (vi) required insurance coverages for the Company and (vii) other relevant operational matters. The CEO and CFO shall have the authority to implement each such Business Plan, as approved, until subsequently revised or amended by the Board.

8.9.2 Notwithstanding the foregoing provisions of § 8.9.1, or any other provisions contained in this Agreement, the Company shall not take or approve, and no Officers acting individually or in concert are authorized to take or approve, any of the following actions without the prior approval of the Board:

8.9.2.1 to take or approve any action materially inconsistent with the initial or any subsequent Business Plan or the Approved Annual Budget then in effect;

8.9.2.2 to adopt the Approved Annual Budget for the Company (which approval shall be the responsibility of the Board consistent with the Business Plan) or any amendments or alterations thereto; however if there is no Approved Annual Budget, the budget and related Business Plan then in place shall continue in effect pending Board approval of a new budget or amendments or alterations to such existing budget;

8.9.2.3 to enter into or amend any agreement or transaction between the Company or any of its Affiliates, on the one hand, and any Member or any Affiliate of a Member, on the other hand, except for such agreements as are expressly contemplated by the Business Plan or Approved Annual Budget then in effect;

8.9.2.4 to admit any Substitute Member;

8.9.2.5 to purchase or acquire the securities of, any ownership interest in or, except as approved in the Business Plan or Approved Annual Budget then in effect, the assets of, any other Person in excess of $25,000.00;

8.9.2.6 to sell, transfer, assign or otherwise dispose of any material portion of the Company’s or any Company Subsidiary’s assets, other than (a) as approved in the Business Plan or Approved Annual Budget then in effect, or (b) sales of inventory or equipment, in each case, in the ordinary course of business;

8.9.2.7 except as approved in the Business Plan or Approved Annual Budget then in effect, (a) to incur or materially increase any material debt obligations of the Company or any Company Subsidiary, including any third party financing (other than operating equipment leases and third party purchase money equipment financing in the ordinary course of business and for an amount of less than $20,000 for any single transaction or $40,000 for any series of related transactions), or (b) to deed, mortgage, pledge, grant security interests in, or otherwise encumber all or any portion of the assets of the Company or any Company Subsidiary;

8.9.2.8 (a) to confess judgment, (b) to settle claims in excess of $25,000 except to the extent such claim is covered by insurance where the carrier has acknowledged in writing the obligation to cover such claim, or (c) to fail to reasonably defend any claim against the Company or any Company Subsidiary; and the Officers shall report to the Board all matters involving litigation by or against the Company or any Company Subsidiary other than (i) collection actions against customers in the ordinary course of business, (ii) warranty claims of less than $25,000, (iii) employee claims of less than $25,000 and (iv) claims covered by insurance where the carrier has acknowledged in writing the obligation to cover such claim and the reserve for the claim is less than $25,000;

8.9.2.9 to change the Company’s registered office or registered agent in any jurisdiction;

8.9.2.10 to change the CEO, the CFO or any other Officer of the Company;

8.9.2.11 to change the compensation of the CEO, CFO or any other Officer of the Company that receives a salary from the Company except in a manner consistent with the Business Plan or Approved Annual Budget then in effect;

8.9.2.12 to make any single capital expenditure in excess of $25,000 except as specifically approved in the Approved Annual Budget;

8.9.2.13 to provide confidential or proprietary information of the Company or any Company Subsidiary to any Person other than a Member, other than as reasonably necessary in connection with the carrying on in the usual way of the business and affairs of the Company or any Company Subsidiary or pursuant to a written confidentiality agreement in a form approved by the Board;

8.9.2.14 to appoint or remove, or cause the Company to appoint or remove, the independent auditors for the Company or any Company Subsidiary;

8.9.2.15 to make any material change in the Company’s or any Company Subsidiary’s accounting methods, policies or procedures, other than as required by changes in GAAP or Applicable Law;

8.9.2.16 to make any tax election or, take, or cause the Company or any Company Subsidiary to take, any other action with respect to taxes;

8.9.2.17 with respect to the Company or any Company Subsidiary, to enter, into any other transaction outside of the ordinary course of business or commit to or (a) make any capital expenditures aggregating more than $25,000 above the aggregate capital expenditures specified in the Approved Annual Budget, (b) purchase or lease, during any calendar year period, assets in excess of $100,000 above the aggregate asset purchases and leases specified in the Approved Annual Budget, or (c) make any other expenditures in excess of the amounts provided for such expenditures in the Approved Annual Budget; and

8.9.2.18 to enter into any agreement to do any of the foregoing.

8.9.3 Notwithstanding the foregoing provisions of § 8.9.1 or § 8.9.2, or any other provisions contained in this Agreement, neither the Company nor the Board shall take or approve, and no Officers or Managers acting individually or in concert are authorized to take or approve, any of the following actions without the approval of the Members:

8.9.3.1 to require or call for any Member to make any additional capital contribution to the Company, or for any Member to lend funds to or guarantee any indebtedness of the Company or any Company Subsidiary;

8.9.3.2 to authorize, issue, convert, redeem (other than redemptions of Preferred Units pursuant to §§ 3.4.3 and 7.3), exchange or recapitalize any equity or debt securities of the Company or any Company Subsidiary of any class, kind, or series, or any options to purchase, or other security convertible into, any such security or admit any new Member, other than a Substitute Member;

8.9.3.3 to consolidate the Company or any of its Subsidiaries with or merge the Company or any Company Subsidiary with or into any other Person;

8.9.3.4 to purchase or acquire the securities of, any ownership interest in or the assets of any other Person in excess of $3,000,000.00;

8.9.3.5 to engage in any business other than the JV Business or any activities ancillary thereto;

8.9.3.6 to dissolve the Company or any Company Subsidiary, or adopt any plan of liquidation for the Company or any Company Subsidiary or to file for Bankruptcy;

8.9.3.7 to sell, transfer, assign or otherwise dispose of all or substantially all of the Company’s assets;

8.9.3.8 to amend, repeal or adopt the Certificate of Formation or this Agreement or the similar governing documents of any Company Subsidiary;

8.9.3.9 to change or make any election to cause the Company or any Company Subsidiary to be classified as other than a partnership for federal income tax purposes; and

8.9.3.10 to enter into any agreement to do any of the foregoing.

8.10 Special Power to Enforce, or to Act with Respect to, Agreements with Members. Notwithstanding anything in this Agreement to the contrary, the Managers appointed by one Member acting alone shall have the sole power and authority to cause the Company to take any action to be taken by the Company with respect to (i) the contribution of the assets to the Company by the other Member pursuant to the Joint Venture Formation Agreement, including the making and prosecution of any claim for indemnification thereunder, and (ii) any action to be taken pursuant to any agreement (including any right of first refusal, the Member Non-competition Agreement, any supply agreement, that certain Guaranty dated as of the Effective Date, executed by Eagle Corporation in favor of Hanson and the Company, any lease or license, the Management Services Agreement or any of the other Related Agreements (as defined in the Joint Venture Formation Agreement) to which the Company is a party) between the Company and such other Member or an Affiliate of such other Member concerning such other Member’s or Affiliate’s breach thereof, the termination of such agreement for cause and indemnification claims against such other Member or Affiliate thereunder (but excluding, for the avoidance of doubt, any determinations concerning the renewal of any such agreement or its termination for convenience and the general operational aspects of such agreement, except as may be otherwise provided in such agreement).

8.11 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

ARTICLE 9

TRANSFER

9.1 General Restrictions on Transfer.

9.1.1 Each Member acknowledges and agrees that such Member (or any Permitted Transferee of such Member) shall not Transfer any Units except as permitted pursuant to § 9.2 or in accordance with the procedures described in § 9.3, as applicable. No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Substitute Member of the Company in accordance with § 9.4.2 hereof.

9.1.2 Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for all purposes of this Agreement.

9.1.3 In addition to the other restrictions set forth herein, no Transfer of Membership Interests may be made if it would cause the Company to be taxed as an association taxable as a corporation for federal and applicable state income tax purposes.

9.1.4 For the avoidance of doubt, any Transfer of Units permitted by § 9.2 or made in accordance with the procedures described in § 9.3, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term “Membership Interest,” shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

9.1.5 Any Transfer made pursuant to this Article 9 shall only be of all the Units owned by a Member and not a portion thereof.

9.2 Permitted Transfers. The provisions of § 9.1.1 and § 9.3 shall not apply to any of the following Transfers by any Member of all (and not less than all) of its Units:

9.2.1 With respect to Americast, to any Affiliate of Americast; or

9.2.2 With respect to Hanson, to any Affiliate of Hanson or Hanson’s ultimate United States parent, Lehigh Hanson, Inc.

9.3 Right of First Refusal.

9.3.1 Offered Units.

9.3.1.1 As used herein, the term “Applicable ROFR Rightholder” shall mean, in the case of a proposed Transfer of Units, the Member other than the Offering Member.

9.3.1.2 Subject to the terms and conditions specified in §§ 9.1, 9.2 and this 9.3, the Applicable ROFR Rightholder shall have a right of first refusal in the event the other Member (the “Offering Member”) receives a bona fide offer that the Offering Member desires to accept to Transfer all (and not less than all) of the Units it owns (the “Offered Units”).

9.3.2 Offering; Exceptions. Any time the Offering Member receives an offer for a Transfer of all of its Units (other than Transfers that are permitted by § 9.2) the Offering Member shall offer the Offered Units to the Applicable ROFR Rightholder in accordance with the following provisions of this § 9.3, prior to Transferring such Offered Units to the proposed purchaser.

9.3.3 Offer Notice.

9.3.3.1 The Offering Member shall, within five (5) Business Days of receipt of the Transfer offer, give written notice (the “Offering Member Notice”) to the Company and the Applicable ROFR Rightholder stating that it has received a bona fide offer for a Transfer of its Units and specifying:

9.3.3.1.1 the number (which must be all owned by it) of Offered Units to be Transferred by the Offering Member;

9.3.3.1.2 the proposed date, time and location of the closing of the Transfer, which shall not be less than ninety (90) days from the date of the Offering Member Notice;

9.3.3.1.3 the purchase price per Offered Unit (which must be in cash) and the other material terms and conditions of the Transfer; and

9.3.3.1.4 the name of the Person who has offered to purchase such Offered Units.

9.3.3.2 The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Units to the Company and/or the Applicable ROFR Rightholder, as the Company and/or Applicable ROFR Rightholder may elect, which offer shall be irrevocable until the end of the Joint Option Period described in § 9.3.4.2.

9.3.3.3 By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and the Applicable ROFR Rightholder that:

9.3.3.3.1 the Offering Member has full right, title and interest in and to the Offered Units;

9.3.3.3.2 the Offering Member has all the necessary power and authority and has taken all necessary action to Transfer such Offered Units as contemplated by this § 9.3; and

9.3.3.3.3 the Offered Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

9.3.4 Exercise of Right of First Refusal.

9.3.4.1 Upon receipt of the Offering Member Notice, each Applicable ROFR Rightholder shall have the right either (i) to require the Company to redeem all of the Offered Units, in accordance with the procedures set forth in § 9.3.5, or (ii) to purchase the Offered Units, in accordance with the procedures set forth in § 9.3.5. The Company and the Applicable ROFR Rightholder may only exercise its right to purchase the Offered Units if, after giving effect to all elections made under this § 9.3.4, all of the Offered Units will be purchased by the Company and/or the Applicable ROFR Rightholder.

9.3.4.2 The initial right of the Company and/or the Applicable ROFR Rightholder to purchase any Offered Units shall be exercisable with the delivery of a written notice (the “ROFR Exercise Notice”) by either of them to the Offering Member within thirty (30) days of receipt of the Offering Member Notice (the “Joint Option Period”), stating the election irrevocably to purchase on the terms and respective purchase prices set forth in the Offering Member Notice. The ROFR Exercise Notice shall be binding upon delivery and shall irrevocably bind both Parties.

9.3.4.3 The failure of the Company or the Applicable ROFR Rightholder to deliver a Company ROFR Exercise Notice or Member ROFR Exercise Notice, respectively, by the end of the Joint Option Period shall constitute a waiver of the respective rights of first refusal under this § 9.3 with respect to the Transfer of the Offered Units, but shall not affect their respective rights with respect to any future Transfers.

9.3.5 In the event the Company or the Applicable ROFR Rightholder shall have exercised its respective right to purchase all and not less than all of the Offered Units, then the Offering Member shall sell such Offered Units to the Company and/or the Applicable ROFR Rightholders, and the Company and/or the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Units, within thirty (30) days following the expiration of the ROFR Rightholder Option Period (which period may be extended by the buyer but not to exceed a total of ninety (90) days from the date of exercise). Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this § 9.3.5, including entering into agreements and delivering certificates and instruments and consents as may reasonably be deemed necessary or appropriate by either Member. At the closing of any sale and purchase pursuant to this § 9.3.5, the Offering Member shall deliver to the Company and/or the participating Applicable ROFR Rightholder the certificate representing the Offered Units to be Transferred, duly endorsed for transfer, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

9.3.6 In the event that neither the Company nor the Applicable ROFR Rightholder has elected to purchase all of the Offered Units, then, to the extent applicable, the Offering Member may Transfer all (and not less than all) of such Offered Units to the proposed purchaser identified in the Offering Member Notice, at a price per Offered Unit not less than specified in the Offering Member Notice and on other terms and conditions which are not more favorable in the aggregate to the proposed purchaser than those specified in the Offering Member Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Joint Option Period, otherwise the Offering Member must repeat the procedure set forth in § 9.3.

9.4 Transfers Generally.

9.4.1 Without limiting the generality of § 9.1.1, a Transfer made pursuant to this Article 9 shall be valid hereunder only if:

9.4.1.1 The Transferor and the Transferee each execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Company to effect such Transfer and to confirm the agreement of the Transferee to be bound by the provisions of this Agreement.

9.4.1.2 The Transferor and the Transferee provide to the Board the Transferee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in this Agreement with respect to any interest transferred until the Board has received such information.

9.4.1.3 In all cases, the Company shall be reimbursed by the Transferor and/or the Transferee for all costs and expenses that the Company reasonably incurs in connection with the Transfer.

9.4.2 Upon satisfaction of the foregoing conditions to the reasonable satisfaction of the Company, a Transferee of any Transfer permitted pursuant to this Article 9 shall be admitted as a Substitute Member.

9.5 Rights and Obligations of Transferees and Transferors.

9.5.1 A Transfer by a Member shall not itself dissolve the Company or entitle the Transferee to become a Member or exercise any rights of a Member.

9.5.2 Until admitted to the Company as a Substitute Member pursuant to § 9.4.2, the Transferee of any Transfer permitted pursuant to this Article 9 shall be a Transferee only, and only shall receive, to the extent Transferred, the Economic Interest associated with the Units and Membership Interest so Transferred, and such Transferee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Membership Interest (including the obligation to make Capital Contributions) remaining with the Transferring Member. The Transferor shall remain a Member even if it has Transferred its entire Membership Interest in the Company to a Transferee until such time as such Transferee is admitted to the Company as a Substitute Member.

9.5.3 Notwithstanding the admission of a Transferee as a Member, the Transferor shall not be released from any obligations to the Company existing as of the date of the Transfer, but such admission shall cause a Transferor that is a Member (a) to cease to be a Member with respect to the Membership Interest Transferred when the Transferee becomes a Member and (b) to be released from any obligations existing after the date of such Transfer solely with respect to the Transferred Units. In any such case, the admission of the Transferee as a Member shall constitute the requisite consent of the Members to continue the business of the Company notwithstanding that such admission will cause the termination of the membership of the Transferor with respect to the Transferred Units.

ARTICLE 10

COVENANTS

10.1 Confidentiality.

10.1.1 Each Member acknowledges that it has previously had, and during the term of this Agreement it will have, access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, any Company Subsidiaries, the other Member or their Affiliates that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, equipment, computer software, algorithms, designs, technology, technical documentation, pricing information, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic, observed or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Party owning such Confidential Information has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides such Party with a competitive advantage over others in the marketplace; and (iii) such Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company or performing its duties as a consultant or other service provider of the Company) at any time, including use for personal, commercial or proprietary advantage or profit, either during its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Notwithstanding the foregoing, the use of Confidential Information reasonably required in connection with claims by one Member against the other shall be a permitted use of Confidential Information. Each Member in possession of Confidential Information shall take all reasonable steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

10.1.2 Nothing contained in § 10.1.1 shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this § 10.1 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Member, as long as such Transferee agrees to be bound by the provisions of this § 10.1 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and the other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

10.1.3 The restrictions of § 10.1.1 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives.

10.2 Non-Competition Agreement. The Members as of the Effective Date have entered into a Non-Competition Agreement in favor of the Company (the “Member Non-Competition Agreement”). Each Member hereby acknowledges its obligations pursuant to the Member Non-Competition Agreement and hereby covenants and agrees to comply with the terms thereof as provided therein.

10.3 Other Business Activities. The Parties expressly acknowledge and agree that, subject to the restrictions contained in the Member Non-Competition Agreement and any other binding agreement between the Parties: (i) the Members and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company and the Company Subsidiaries, if any (an “Other Business”); (ii) the Members and their Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company and any Company Subsidiaries; (iii) neither Member nor its Affiliates will be prohibited by virtue of its investment in the Company from pursuing and engaging in any such activities; (iv) none of the Members or its Affiliates or Representatives will be obligated to inform the Company or any other Member of any such opportunity, relationship or investment (a “Company Opportunity”) or to present any Company

Opportunity, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (v) nothing contained herein shall limit, prohibit or restrict any Board designee of a Member from serving on the board of directors or other governing body or committee of any Other Business; and (vi) the Company and the other Member will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of the other Member. Subject to the provisions of the Member Non-Competition Agreement and any other binding written agreement between the Parties, the Parties expressly (a) authorize and consent to the involvement of any Member and/or its Affiliates in any Other Business, and (b) waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

10.4 Company Financing. The Parties agree to use, and shall cause their respective Affiliates to use, their good faith and commercially reasonable efforts to secure, as soon as practicable following the Effective Date, new financing for the Company, on terms more favorable than the Bank Debt, in an amount sufficient to (i) repay the Bank Debt, and (ii) allow for the redemption of the Preferred Units and payment of all amounts owed with respect thereto pursuant to § 3.4.3 (the “Bank Debt Refinancing”).

ARTICLE 11

ACCOUNTING; TAX MATTERS

11.1 Financial Statements. The Company shall furnish to each Member the following reports:

11.1.1 Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants approved by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

11.1.2 Quarterly Financial Statements. As soon as available, and in any event within five (5) Business Days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

11.1.3 Monthly Financial Statements. As soon as available, and in any event within five (5) Business Days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

11.2 Inspection Rights. Upon reasonable notice from a Member, the Company shall, and shall cause its Managers, Officers and employees to, afford each Member and its Representatives reasonable access during normal business hours to (i) the Company’s and any Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and any Company Subsidiaries, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers, and to permit each Member and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and any Company Subsidiaries’ Officers, senior employees and public accountants, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and any Company Subsidiaries with their Officers, senior employees and public accountants (and the Company hereby authorizes its accountants to discuss with such Member and its Representatives such affairs, finances and accounts).

11.3 Tax Matters Member.

11.3.1 Appointment. The Members hereby appoint Americast as the “Tax Matters Member” who shall serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company.

11.3.2 Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided, in connection with such examination, including any resulting administrative and judicial proceedings, Hanson shall have the right to participate in such examination at its sole cost and expense, and the Company shall not enter into any settlement or compromise of any such examination or proceeding, without the prior consent of the Hanson Managers. Subject to the foregoing, each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings. Each Member agrees that any action taken by the Tax Matters Member in connection with audits of the Company shall, subject to the foregoing provisions hereof, be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.

11.3.3 Income Tax Elections. The Tax Matters Member shall be the sole Member authorized to make any income tax election for the Company, subject to Board approval. Subject to § 8.9.2, all determinations as to accounting principles shall be made solely by the Tax Matters Member.

11.3.4 Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. The Tax Matters Member, subject to the participation and approval rights of Hanson set forth in § 11.3.2 above, shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in § 7.6.4.

11.3.5 Resignation. The Tax Matters Member may resign at any time. If Americast ceases to be the Tax Matters Member for any reason, the holders of a majority of the Common Units of the Company shall appoint a new Tax Matters Member.

11.4 Tax Returns. At the expense of the Company, and subject to the prior review (no less than fifteen (15) days prior to filing) of Hanson, the Board (or any Officer that it may designate for such purpose) subject to the prior approval of the Tax Matters Member, shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and any Company Subsidiaries own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer, subject to the prior approval of the Tax Matters Member, will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

11.5 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE 12

DISSOLUTION AND LIQUIDATION

12.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

12.1.1 The determination of the Board to dissolve the Company;

12.1.2 An election to dissolve the Company made by the holders of a majority of the Common Units;

12.1.3 The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

12.1.4 The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

12.2 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in § 12.1 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in § 12.3 and the Certificate of Formation has been cancelled as provided in § 12.4.

12.3 Liquidation. If the Company is dissolved pursuant to § 12.1, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

12.3.1 Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

12.3.2 Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

12.3.3 Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

12.3.3.1 First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

12.3.3.2 Second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

12.3.3.3 Third, to pay the Redemption Value of the Preferred Units (plus the amount of the accrued and unpaid Preferred Return with respect thereto which has not previously been added to the Redemption Value pursuant to § 3.4.2); and

12.3.3.4 Fourth, to the Members in the same manner as Additional Distributions are made under § 7.4.2.

12.3.4 Discretion of Liquidator. Notwithstanding the provisions of § 12.3.3 that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in § 12.3.3, if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of § 12.3.3, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

12.4 Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in § 12.3.3 hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

12.5 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any Party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to § 13.2.

12.6 Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

ARTICLE 13

STANDARD OF CARE, EXCULPATION AND INDEMNIFICATION

13.1 Standard of Care; Liabilities and Exculpation of Covered Persons.

13.1.1 Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each Representative, shareholder, partner, member or controlling Affiliate of each Member, and (iii) each Manager, Officer, employee, agent or other Representative of the Company (those Persons identified in this clause (iii), “Company Covered Persons”).

13.1.2 Standard of Care.

13.1.2.1 The Members agree that they will cause their respective Managers to act in a commercially reasonable and good faith manner.

13.1.2.2 Except as set forth in § 14.11.3 or otherwise expressly required by the terms of this Agreement, each Member shall be entitled to act solely on its own behalf and in its own interests.

13.1.2.3 Except as specifically provided herein or required by any provisions of the Delaware Act or other Applicable Law that cannot be waived, (i) no Manager (in his or her capacity as a Manager) shall have any duties (including fiduciary duties) to the Company, and (ii) no Member (in its capacity as a Member) shall have any duties (including fiduciary duties) to the Company or any other Member.

13.1.3 Limitation of Liability.

13.1.3.1 No Company Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the belief that such action or omission is in, or not opposed to, the best interest of the Company and with respect to any criminal proceeding, had no reasonable cause to believe such conduct was illegal, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person.

13.1.3.2 In addition, no Covered Person shall be liable for any actions taken or omissions made that are permitted by § 10.3 or otherwise hereunder.

13.1.4 Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

13.1.5 Limitation on Damages. Notwithstanding anything in this Agreement to the contrary, no Covered Person shall be liable to the Company or any Member for any consequential, incidental, exemplary or punitive damages or for diminution in value or lost profits that arise out of or relate to such Person’s acts or omissions in any capacity for or on behalf of the Company or that arise out of or relate to this Agreement or the performance or breach hereof or thereof; except that the preceding provisions of this sentence shall not limit the liability, if any, that any Member may otherwise have pursuant to the Member Non-Competition Agreement, or liability that may arise as the result of a Covered Person’s fraud or action that would constitute a crime under Applicable Law (whether or not such Covered Person is convicted of such crime).

13.1.6 Exceptions. Nothing in this Agreement shall limit or alter the liabilities and obligations of the Parties under, or entitle any Party to indemnification hereunder from the Company with respect to any claims made under, the Joint Venture Formation Agreement or in any of the other agreements executed by the Members and/or their Affiliates in connection therewith, or when acting in any capacity for or on behalf of the Company other than those expressly described above.

13.2 Indemnification.

13.2.1 Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Person against any and all losses, claims, damages (but not consequential damages), judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Person may become subject by reason of the fact that such Person is or was acting in connection with the business of the Company as a Member, Manager or Officer; provided, that such Person acted in accordance with the standard of care set forth in § 13.1. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Person’s conduct was unlawful, or that such Person’s conduct constituted fraud, gross negligence or willful misconduct.

13.2.2 Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Person entitled to indemnification under § 13.2.1 (an “Indemnified Person”) for reasonable legal or other expenses (as incurred) of such Indemnified Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Indemnified Person may be indemnified pursuant to this § 13.2; provided, that if it is finally judicially determined that such Indemnified Person is not entitled to the indemnification provided by this § 13.2, then such Indemnified Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

13.2.3 Entitlement to Indemnity. The indemnification provided by this § 13.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this § 13.2 shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this § 13.2 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Indemnified Person.

13.2.4 Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Indemnified Person of such Indemnified Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Indemnified Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Indemnified Person recovers any amounts in respect of any Losses from any insurance coverage, then such Indemnified Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Indemnified Person by the Company in respect of such Losses.

13.2.5 Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this § 13.2 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

13.2.6 Savings Clause. If this § 13.2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this § 13.2 to the fullest extent permitted by any applicable portion of this § 13.2 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

13.2.7 Amendment. The provisions of this § 13.2 shall be a contract between the Company, on the one hand, and each Indemnified Person who served in such capacity at any time while this § 13.2 is in effect, on the other hand, pursuant to which the Company and each such Indemnified Person intend to be legally bound. No amendment, modification or repeal of this § 13.2 that adversely affects the rights of a Indemnified Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Indemnified Person’s entitlement to indemnification for such Losses without the Indemnified Person’s prior written consent.

13.2.8 Indemnification of Employees and Agents. The Company, at the direction of the Board, may indemnify and advance expenses to any Covered Person not otherwise falling within the definition of “Indemnified Person” to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Indemnified Persons under this § 13.2.

13.3 Survival. The provisions of this Article 13 shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE 14

MISCELLANEOUS

14.1 Expenses. Except as otherwise expressly provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

14.2 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

14.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this § 14.3):

If to the Company:	Concrete Pipe & Precast, LLC
11352 Virginia Precast Road
Ashland, VA 23005
Facsimile: (804) 798-3426
E-mail: btichacek@americastusa.com
Attention: Bill Tichacek, President

with a copy to:	Kaufman & Canoles, P.C.
150 W. Main Street, Suite 2100
Norfolk, VA 23510
Facsimile: 757.624.3169
E-mail: rcgoodman@kaufcan.com
Attention: Robert C. Goodman, Jr., Esq.

If to Americast:	Americast, Inc.
11352 Virginia Precast Road
Ashland, VA 23005
Facsimile: (804) 798-3426
E-mail: btichacek@americastusa.com
Attention: Bill Tichacek, President

with a copy to:	Kaufman & Canoles, P.C.
150 W. Main Street, Suite 2100
Norfolk, VA 23510
Facsimile: 757.624.3169
E-mail: rcgoodman@kaufcan.com
Attention: Robert C. Goodman, Jr., Esq.

If to Hanson:	Hanson Pipe & Precast LLC
300 E. John Carpenter Freeway
Irving, TX 75062
Facsimile:
E-mail:
Attention: President

With a copy to:	Hanson Pipe & Precast LLC
300 E. John Carpenter Freeway
Irving, TX 75062
Facsimile:
E-mail: michael.hyer@hanson.com
Attention: General Counsel

with a copy to:	Strasburger & Price, LLP
901 Main Street, Suite 4400
Dallas, TX 75202
Facsimile: 214.651.4330
E-mail: carol.glendenning@strasburger.com
Attention: Carol Glendenning, Esq.

14.4 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

14.5 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.6 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14.7 No Third-party Beneficiaries. Except as provided in Article 13, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the Parties (and their respective successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.8 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and all Members. Notwithstanding the foregoing, amendments to the Members’ Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement shall be made by the Board upon such occurrence and may be made without the consent of or execution by the Members.

14.9 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this § 14.9 shall diminish any of the explicit and implicit waivers described in this Agreement, including in §§ 4.5.5, 8.4.2, 9.3.4.3 and 14.14 hereof.

14.10 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

14.11 Deadlock; Buy-Sell.

14.11.1 Deadlock.

14.11.1.1 If at any time the Board and/or the Members are unable to reach the required vote regarding a Deadlock Resolution Issue considered at no less than two (2) meetings conducted over a period of no less than three months, then following such event, any Member holding 50% of the then outstanding Common Units may in good faith declare a “Deadlock” by providing the other Member written notice thereof (the “Deadlock Notice”). During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as the Deadlock is resolved.

14.11.1.2 Should the Members fail to resolve the dispute within ten (10) Business Days of delivery of the Deadlock Notice, the CEO of the Company shall promptly request the appointment of an independent mediator with experience in resolving complex commercial disputes from a recognized mediation group to conduct a mediation of the Parties with respect to such Deadlock. Such mediator shall be free from actual conflicts of interest and business relationships with any of the Parties to the dispute. The costs of the mediator shall be paid by the Company. Each Member consents to such mediation and agrees that it shall provide a Representative with authority to resolve the dispute to participate in a mediation of up to two (2) full days. Any mediation shall be held in Richmond, Virginia, on date(s) selected by the mediator in consultation with the Members’ Representative, but in no event later than sixty (60) days following the Deadlock Notice.

14.11.2 Buy-Sell.

14.11.2.1 In the event that (i) the Members are unable to resolve any Deadlock dispute through the mediation set forth in § 14.11.1.2, or (ii) the Company fails to redeem the Preferred Units and pay the full Redemption Value thereof as and when due pursuant to § 3.4.3, then no earlier than ten (10) days following the last day of such mediation or such due date, as applicable, any Member (the “Initiating Member”) may give notice to the other Member (the “Offeree”) that the Initiating Member, desires (a) to purchase all (but not less than all) of the Units held by the Offeree or (b) to sell all (but not less than all) of the Initiating Member’s Units to the Offeree on a pro rata basis. Such notice shall designate a price per Unit and such other reasonable terms and conditions pursuant to which the Initiating Member is willing to either purchase or sell the Units as aforesaid (the “Offering Notice”). Within ninety (90) days after receipt of the Offering Notice of the Initiating Member, the Offeree shall provide the Initiating Member with notice of its election (which may be exercised in the sole discretion of the Offeree) either (i) to sell all (but not less than all) of the Offeree’s Units to the Initiating Member at the designated price per Unit and upon the terms and conditions set forth in the Offering Notice, or (ii) to purchase all (but not less than all) of the Units of the Initiating Member at the price per Unit and upon the terms and conditions set forth in the Offering Notice.

14.11.2.2 Subject to the provisions of § 14.11.2.3 below, settlement on the purchase of all (but not less than all) of the Units of either the Initiating Member or the Offeree (as the case may) under this § 14.11.2 shall be held at the principal office of the Company within sixty (60) days of the date of the Offeree’s notice to the Initiating Member of the Offeree’s election. The entire purchase price for the Units being acquired pursuant to this § 14.11.2 shall be paid in cash or other immediately available funds at settlement.

14.11.2.3 If the Company, at the time the procedure set forth in this § 14.11.2 is invoked, has outstanding obligations that are guaranteed by a Member that is otherwise obligated to sell its Units pursuant to this § 14.11.2, such selling Member shall not be required to consummate such sale unless and until it is released from its guarantee on such obligations by the creditor thereof, or in lieu thereof, is provided indemnification for such guarantee by the purchasing Member or Members on terms which are acceptable to the selling Member, in its reasonable discretion.

14.11.3 Good Faith Efforts. The Members agree that they will and will cause their designees to act in a commercially reasonable and good faith manner in complying with the procedures set forth in this § 14.11; provided, however, that the foregoing shall not be deemed to require any Member to vote in favor or accept any purchase price or other term with respect to any negotiation hereunder or to agree to any other matter that would itself constitute a Deadlock Resolution Issue.

14.12 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

14.13 Waiver of Jury Trial. Each Party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

14.14 Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

14.15 Attorneys’ Fees. In the event that any Party institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

14.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

14.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

The Company:

CONCRETE PIPE & PRECAST, LLC,
A Delaware limited liability company

By:	/s/ Bill Tichacek
Title:	President

The Members:

AMERICAST, INC.,
A Virginia corporation

By:	/s/ Bill Tichacek
Title:	President

HANSON PIPE & PRECAST LLC,
A Delaware limited liability company

By:	/s/ Thomas D. Capelli
Title:	President

SCHEDULE A

MEMBERS’ SCHEDULE

(As of the Effective Date)

Member Name and Address	Units	Initial Capital Contribution
Americast, Inc. 11352 Virginia Precast Road Ashland, VA 23005 Attention: Bill Tichacek, Pres.	500 Common	The “A Contribution” as set forth in that certain Joint Venture Formation Agreement by and between Americast, Inc. and Hanson Pipe & Precast LLC dated as of July 20, 2012.

Hanson Pipe & Precast LLC 300 E. John Carpenter Freeway Irving, TX 75062 Attention: President	500 Common 150 Preferred	The “H Contribution” as set forth in that certain Joint Venture Formation Agreement by and between Americast, Inc. and Hanson Pipe & Precast LLC dated as of July 20, 2012.

Total:	1,000 Common 150 Preferred